Exhibit 1.3

AMENDMENT NO. 1 TO AT MARKET ISSUANCE SALES AGREEMENT

November 14, 2017

Ladies and Gentlemen:

Evoke Pharma, Inc. (the “Company”) and B. Riley FBR, as successor by merger to FBR Capital Markets & Co. (“B. Riley FBR”) are parties to that certain At Market Issuance Sales Agreement dated April 15, 2016 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows (to be effective as set forth in paragraph 6 below):

1. All references to “FBR Capital Markets & Co.” and “FBR” shall be replaced with “B. Riley FBR, Inc.” and “B. Riley FBR”, respectively.

2. Reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3, as amended, originally filed with the Securities and Exchange Commission on November 14, 2017 (“New Registration Statement”), when the New Registration Statement is declared effective by the Securities and Exchange Commission.

3. Section 3(a) is deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement, for the period specified in a Placement Notice, B. Riley FBR will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of such national securities exchange that the Company’s Common Stock is listed on (the “Exchange”), to sell the Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. B. Riley FBR will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to B. Riley FBR pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by B. Riley FBR (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of a Placement Notice, B. Riley FBR agrees that all sales of Placement Shares by B. Riley FBR will be made only by methods permitted by law and deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act. “Trading Day” means any day on which Common Stock is purchased and sold on the Exchange.”

4. Section 6(k) is deleted in its entirety and replaced with the following:

“(i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company met the then applicable requirements for use of Form S-3 under the Securities Act, including compliance with General Instruction I.B.6 of Form S-3. As of the close of trading on the Exchange on October 11, 2017, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Rule 144 of the Securities Act, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was approximately $49.9 million (calculated by multiplying (x) the price at which the common equity of the Company was last sold on the Exchange on October 11, 2017 times (y) the number of Non-Affiliate Shares). The Company is not a shell company (as defined in Rule 405) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.”

5. Section 14 of the Original Agreement is hereby amended to replace,

“FBR Capital Markets & Co.

1300 North 17th Street

Suite 1400

North Arlington, VA 22209

Attention: Legal Department

Facsimile: (703) 312-9500

Email: atmdesk@fbr.com”

With

“B. Riley FBR, Inc.

299 Park Avenue

New York, NY 10171

Attention:     General Counsel

Telephone:   (212) 457-9947

Email:           atmdesk@brileyfbr.com”

6. All references to “April 15, 2016” set forth in Schedule 1 and Exhibit 7(l) of the Original Agreement are revised to read “April 15, 2016 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated November 14, 2017)”.

7. Schedule 3 of the Original Agreement is hereby amended to replace,

“Miranda Toledano             mtoledano@fbr.com

Ryan Loforte                       rloforte@fbr.com

Patrice McNicoll                 pmcnicoll@fbr.com

Keith Pompliano                 kpompliano@fbr.com

With a copy to atmdesk@fbr.com”

With

“Matthew Feinberg             mfeinberg@brileyfbr.com

Ryan Loforte                       rloforte@brileyfbr.com

Patrice McNicoll                 pmcnicoll@brileyfbr.com

Keith Pompliano                 kpompliano@brileyfbr.com

with a copy to atmdesk@brileyfbr.com”

8. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

9. This Amendment No. 1 to At Market Issuance Sales Agreement shall become effective upon the date that the New Registration Statement is declared effective under the Securities Act.

10. Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement, and the reference to “time of execution of this Agreement” set forth in Section 13(a) shall continue to refer to the time of execution of the Original Agreement.

11. Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

12. Waiver of Jury Trial. The Company and B. Riley FBR each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

13. Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company and B. Riley FBR, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and B. Riley FBR.

Very truly yours,

EVOKE PHARMA, INC.

By:	/s/ David A. Gonyer
Name: David A. Gonyer
Title: President and Chief Executive Officer

B. RILEY FBR, INC.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head of Investment Banking

[Signature page to Amendment No. 1 to At Market Issuance Sales Agreement]